Exhibit 99.1

Capital
Senior
Living
Corporation

For Immediate Release	Contact: Ralph A. Beattie
972/770-5600
CAPITAL SENIOR LIVING CORPORATION
ANNOUNCES ADDITIONAL LEASE TRANSACTION
WITH VENTAS HEALTHCARE PROPERTIES
Transaction is expected to yield $4.7 million in revenues and $1.9 million in EBITDAR annually and be accretive to earnings
DALLAS — (BUSINESS WIRE) — June 12, 2006 — Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced it has executed an agreement with an affiliate of Ventas, Inc. (“Ventas”) (NYSE:VTR) to lease a senior living community which Ventas has purchased from a third party. The Rose Arbor community was purchased by Ventas for a price of approximately $19.1 million.
Rose Arbor, located in Maple Grove, Minnesota, has 65 units of independent living, 30 units of assisted living and 42 units of memory care with total resident capacity of 179. Occupancy at Rose Arbor is approximately 98% at the present time.
“The addition of this property to our portfolio is another example of how we continue to benefit from our relationship with Ventas,” said James A. Stroud, Chairman of the Company. “Rose Arbor is the eighth community that we have leased from Ventas, and we continue to explore additional opportunities which would be mutually beneficial for both parties. This property represents our eighteenth lease overall and expands our geographic footprint to 22 states, while enabling us to leverage our regional operating centers.”
The triple net operating lease which the Company executed with Ventas has an initial term of ten years, with two 5-year renewal options. The initial lease rate is 8% and is subject to conditional escalation provisions.
Annualizing results of operations through the first quarter of 2006, the community had approximately $4.7 million of revenue and $1.9 million of EBITDAR.
“This transaction offers immediate financial benefits,” commented Lawrence A. Cohen, Chief Executive Officer. “Along with increasing our top-line, we anticipate that the lease will be incrementally accretive to earnings, as net operating income presently exceeds the lease payment. This transaction marks our fifteenth acquisition this year, totaling nearly $150 million in value, of which 12 have closed and three are awaiting customary approvals. Eight of these acquisitions are with a joint venture partner and seven have been acquired by a REIT and leased back to the Company.”
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ABOUT THE COMPANY
Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.
The Company currently operates 60 senior living communities in 22 states with an aggregate capacity of approximately 9,200 residents, including 35 senior living communities which the Company owns or in which the Company has an ownership interest, 18 leased communities and 7 communities it manages for third parties. In the communities operated by the Company, 80 percent of residents live independently, 18 percent of residents require assistance with activities of daily living and 2 percent receive skilled nursing services.
This release may contain certain financial information not derived in accordance with generally accepted accounting principles (GAAP), including adjusted EBITDAR, cash earnings, cash earnings per share and other items. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.
The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to complete the refinancing of certain of our wholly owned communities, realize the anticipated savings related to such financing, find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.
Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 or Matt Hayden, Hayden Communications, Inc. at 858-704-5065 for more information.
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CAPITAL SENIOR LIVING CORPORATION
RECONCILIATION OF NON-GAAP ITEMS
(in thousands)

Annualized
Fiscal Year
2006
EBITDAR before management fees reconciliation:
Income from operations	$1,198
Depreciation and amortization	505
Management fees	224

EBITDAR before management fees	1,927

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